Execution Copy


                             PURCHASE AGREEMENT

                                by and among

                      PENSKE AUTOMOTIVE HOLDINGS CORP.

                                    and

                    COMBINED SPECIALTY INSURANCE COMPANY

                                dated as of

                              August 15, 2002

                             PURCHASE AGREEMENT



PURCHASE AGREEMENT dated as of August 15, 2002, by and among COMBINED SPECIALTY INSURANCE COMPANY (FORMERLY VIRGINIA SURETY COMPANY, INC.), an Illinois insurance corporation ("Seller") and PENSKE AUTOMOTIVE HOLDINGS CORP., a Delaware corporation ("Purchasers").

                                  RECITALS

WHEREAS, Seller beneficially owns shares of voting common stock (the "Common Stock"), par value $0.0001 per share, of United Auto Group, Inc., a Delaware corporation (the "Company");

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to such Purchasers 100,784 Shares of Common Stock (the "Shares") at a purchase price equal to $15.85 per share.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                 ARTICLE I

                      SALE AND PURCHASE OF SECURITIES

     1.1 The Purchase. At the Closing (as defined below), subject to completion of all of the Closing Actions (as defined below), Purchaser shall purchase (the "Purchase") from Seller, and Seller shall sell to Purchaser, the Shares at a purchase price of $15.85 per Share (the "Purchase Price").

     1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company, 13400 Outer Drive West, Detroit, MI 48239 on August 15, 2002 or on such other date as Seller and Purchasers may mutually determine (such date, the "Closing Date"), within ten (10) days after the date thereof.

     1.3 Actions at the Closing. At the Closing, the following actions shall occur (the "Closing Actions"):

          (a) Seller shall transfer to the Purchaser, stock certificates representing the Shares and stock powers or such other instruments reasonably requested by such Purchaser, free and clear of Encumbrances (as hereinafter defined) thereon.

          (b) The Purchaser  shall  execute a promissory  note, in form and
substance  reasonably   satisfactory  to  Seller,   evidencing  Purchaser's
obligation to pay to Seller $1,597,426.40, without interest.

          (c) Seller, Penske Corporation, a Delaware corporation ("Penske Corporation"), and Penske Capital Partners, L.L.C., a Delaware limited liability company ("Penske Capital"), shall have executed a waiver agreement in the form of Exhibit C hereto (the "Waiver Agreement").

     1.4 Pre-Closing Covenant. Seller and Purchaser hereby covenant to, and Purchaser hereby covenants to use its best efforts to cause Penske Corporation and Penske Capital to, enter into the Waiver Agreement prior to the Closing.



                                 ARTICLE II

                    SELLER REPRESENTATIONS & WARRANTIES

Seller represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

     2.1 Organization, Power and Authority. Seller is an insurance corporation duly organized and validly existing under the laws of the State of Illinois. Seller has all requisite corporate power and authority to enter into and carry out the transactions contemplated by this Agreement.

     2.2 Authorization of the Documents. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on the part of Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms.

     2.3 No Conflict. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and the sale and delivery by Seller of the Shares will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Seller, the Shares or any of Seller's other respective properties or assets, (b) except as set forth on Schedule 2.3, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of Seller, or result in the creation of any Encumbrance, upon any of the properties or assets of Seller, including the Shares, or (c) violate any provisions of the Seller's organizational documents, to the extent, with respect to any of the foregoing, that the same would adversely affect the ability of Seller to carry out its obligations under this Agreement.

     2.4 Consents. Except as would not prevent Seller from consummating the transactions contemplated hereby or would not subject Seller to any material penalties for failing to take any of the following actions, no permit, authorization, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by Seller of this Agreement or any documentation relating hereto, the consummation by Seller of the transactions contemplated hereby, or the sale or delivery of the Shares.

     2.5 Ownership. As of the Closing, Seller will be the lawful owner of the Shares, and Seller will have good title to the Shares, free and clear of any and all mortgages, rights of first refusal or first offer, security interests liens, mortgages, pledges, charges and similar restrictions (but other than transfer restriction legend on the Share certificates, other than as set forth on Schedule 2.5) (collectively, "Encumbrances"), and upon completion of the transaction contemplated by this Agreement, Seller will transfer to Purchaser good and valid title to the Shares free and clear of any Encumbrances.

     2.6 Additional Purchases. Seller is aware and acknowledges that Purchaser and its affiliates may from time to time engage in one or more transactions involving the purchase of some or all of the Common Stock of the Company at a purchase price in excess of $15.85 per share. Seller will not solely by virtue of the completion of any such transaction or transactions by Purchaser or its affiliates be entitled to any additional consideration of any kind in exchange for the sale and delivery by Seller of the Shares to Purchaser, other than as expressly set forth in the Agreement.

     2.7 Due Diligence. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of completing the transactions contemplated by this Agreement. Seller has acquired sufficient information about the Company to reach an informed and knowledgeable decision to enter into and complete the transactions contemplated by this Agreement. In evaluating the merits and risk of the transactions contemplated by this Agreement, Seller has relied on the advice of its investment advisors and/or its legal counsel.

     2.8 Brokers. No agent, broker, investment banker or other person or entity acting on behalf of Seller or under the authority of Seller is or will be entitled to any fee or commission directly or indirectly from any party hereto in connection with any of the transactions contemplated hereby.

                                ARTICLE III

                   PURCHASER REPRESENTATIONS & WARRANTIES

Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date as to itself, as follows:

     3.1 Organization. Purchaser is duly organized and validly existing under the laws of the jurisdiction of its organization and has all power and authority to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary action on the part of Purchaser. This Agreement constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

     3.2 No Conflict. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to such Purchaser, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute (with due notice, lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of Purchaser or (c) violate its Certificate of Incorporation or the bylaws, to the extent, with respect to any of the foregoing, that the same would adversely affect the ability of Purchaser to carry out its obligations under this Agreement.

     3.3 Consents. Except as would not prevent Purchaser from consummating the transaction contemplated hereby or would not subject Purchaser to any material penalties for failing to take any of the following actions, no permit, authorization, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by Purchaser of this Agreement or any documentation relating thereto, or the consummation by Purchaser of the transactions contemplated hereby.

     3.4 Brokers. No agent, broker, investment banker or other person or entity acting on behalf of Purchaser or under the authority of Purchaser is or will be entitled to any fee or commission directly or indirectly from any party hereto in connection with any of the transactions contemplated hereby.

     3.5 Status of Purchaser. Purchaser is an accredited investor within the meaning of the rules of the Securities Act of 1933, as amended (the "Act"), with full access to information respecting the business and affairs of the Company. Further, Purchaser understands and acknowledges the restrictions imposed by the Act respecting resales of the Shares and represents that it is acquiring the Shares as principal and not on behalf of or as agent for others or with a view towards redistribution thereof in violation of the Act.

                                 ARTICLE IV

                               MISCELLANEOUS

     4.1 Survival of Representations. The representations and warranties made in this Agreement shall survive for a period ending eighteen months after the Closing provided that the representation and warranty of Seller set forth in Section 2.5 shall survive without limitation.

     4.2 Notices. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (with confirmation promptly sent by regular mail) or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

          (i)  if to Seller, to:

               Combined Specialty Insurance Company
               c/o AON Advisors, Inc.
               200 East Randolph Drive
               Chicago, Illinois 60606
               Attn: Andrew Ward

          (ii) if to Purchaser:

               13400 Outer Drive West
               Detroit, Michigan 48239
               Attention: General Counsel

All such notices, requests, consents and other communications shall be deemed to have been given when received.

     4.3 Amendments and Waivers. This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

     4.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns whether so expressed or not.

     4.5 Entire Agreement. This Agreement (with the Schedules and Exhibits hereto) embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

     4.6 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect (to the fullest extent permitted by law) to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

     4.7 Submission to Jurisdiction. Each of Seller and Purchasers hereby (i) irrevocably submits to the jurisdiction of the court of the State of New York and the Federal courts of the United States of America located in the City of New York, the State of New York solely for purpose of any suit, action or other proceeding arising out of, related to or in connection with this Agreement or the subject matter hereof brought by any party hereto and (ii) hereby waives and agrees not to assert any right to a trial by jury in connection with any such suit, action or proceeding. Any suit or action brought in connection with this Agreement may be brought only in the courts located in the Southern District of New York.

     4.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.

     4.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     4.10 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     4.11 Expenses. Each party to this Agreement shall bear its own cost and expenses, including fees of consultant(s), accountant(s), counsel, and other persons acting on behalf of or for such party in negotiating and executing this Agreement.

     4.12 Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it might be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any, should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     4.13 Transfer Taxes. All stock transfer taxes, if any, required to be paid in connection with the transfer by the Seller of the Shares shall be paid by Purchaser.

     4.14 Concurrent Transactions. Concurrent with the transactions contemplated by this Agreement, Mitsui & Co., Ltd. ("Mitsui Japan") and Mitsui & Co. (U.S.A.), Inc. ("Mitsui USA" and together with Mitsui Japan, "Mitsui") purchased shares from Seller pursuant to a Purchase Agreement, of even date herewith, between the Seller and Mitsui (the "Mitsui
Transaction"). Neither the fact that the Mitsui Transaction and the transactions contemplated hereby occurred concurrently, nor anything in this Agreement shall be deemed an admission by the Purchasers or Penske that a "Group" exists for purposes of Rule 13d promulgated pursuant to the Securities Exchange Act of 1934, as amended, and the existence of any such Group is expressly disclaimed. The Purchasers hereby expressly disclaim any beneficial ownership in any Common Stock beneficially owned by Mitsui.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                      SELLER:

                                      COMBINED SPECIALTY INSURANCE COMPANY



                                      By:
                                         --------------------------------------
                                         Name:  Michael A. Conway
                                         Title: Senior Vice President


                                      PURCHASER:

                                      PENSKE AUTOMOTIVE HOLDINGS CORP.


                                      By:
                                         --------------------------------------
                                         Name:
                                         Title:

                                SCHEDULE 2.3
                                ------------


Reference is hereby made to that certain Second Amended and Restated Stockholders Agreement, dated as of February 22, 2002, by and between, among others, Seller and Purchaser (the "Stockholders Agreement").



Section 4.1 of the Stockholders Agreement grants to Penske Corporation, a Delaware corporation ("Penske Corporation"), certain rights to purchase shares of Common Stock of Purchaser from Seller under certain conditions.



Pursuant to Section 3.3 of the Stockholders Agreement, Seller is required to hold at least 1,377,551 shares of Common Stock of Purchaser and is subject to certain restrictions related to the transferability of such shares.

                                SCHEDULE 2.5
                                ------------


Reference is hereby made to that certain Second Amended and Restated Stockholders Agreement, dated as of February 22, 2002, by and between, among others, Seller and Purchaser (the "Stockholders Agreement").



Section 4.1 of the Stockholders Agreement grants to Penske Corporation, a Delaware corporation ("Penske Corporation"), certain rights to purchase shares of Common Stock of Purchaser from Seller under certain conditions.



Pursuant to Section 3.3 of the Stockholders Agreement, Seller is required to hold at least 1,377,551 shares of Common Stock of Purchaser and is subject to certain restrictions related to the transferability of such shares.